Exhibit 5.2

March 3, 2026

Reinsurance Group of America, Incorporated

16600 Swingley Ridge Road

Chesterfield, Missouri 63017

Re:	Reinsurance Group of America, Incorporated $400,000,000 aggregate principal amount of 6.375% Fixed-Rate Reset Subordinated Debentures due 2056

Ladies and Gentlemen:

We have acted in the limited capacity of special local counsel in Missouri to Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), in connection with certain legal matters relating to the Company’s offering and issuance of $400,000,000 aggregate principal amount of 6.375% Fixed-Rate Reset Subordinated Debentures due 2056 (the “Securities”) to be issued pursuant to an Indenture, dated as of August 21, 2012 (the “Original Indenture”), as supplemented by the Twelfth Supplemental Indenture, dated as of March 3, 2026 (the “Supplemental Indenture” and, together with the Original Indenture, as so supplemented, the “Indenture”), in each case between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

The Securities are being issued and sold pursuant to the Company’s automatic shelf Registration Statement on Form S-3 (File Nos. 333-270548, 333-270548-01 and 333-270548-02) (the “Registration Statement”) filed by the Company, RGA Capital Trust III, a Delaware statutory trust, and RGA Capital Trust IV, a Delaware statutory trust, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) on March 15, 2023, including a base prospectus, dated March 15, 2023, as supplemented by a preliminary prospectus supplement dated February 24, 2026, and a final prospectus supplement dated February 24, 2026 (collectively, the “Prospectus”), which the Company filed with the Commission pursuant to Rule 424(b) under the Securities Act.

In connection with this letter, we have examined solely copies of the following, including executed versions where available, (each a “Reviewed Document” and, collectively, the “Reviewed Documents”):

a.	the Indenture;

b.	the form of Securities;

c.	an executed copy of a certificate of John W. Hayden, the Executive Vice President, Controller of the Company dated as of the date hereof (the “Officer’s Certificate”);

d.

a copy of the Amended and Restated Articles of Incorporation of the Company, as amended, as certified by the Executive Vice President, Controller of the Company pursuant to the Officer’s Certificate as being true, complete, and correct as of the date hereof (the “Articles”);

e.

a copy of the Amended and Restated Bylaws of the Company as certified by the Executive Vice President, Controller of the Company pursuant to the Officer’s Certificate as being true, complete, and correct as of the date hereof (the “Bylaws” and together with the Articles, the “Organizational Documents”);

ARMSTRONG TEASDALE LLP 7700 FORSYTH BLVD., SUITE 1800, ST. LOUIS, MISSOURI 63105 T 314.621.5070 F 314.621.5065 ArmstrongTeasdale.com

Reinsurance Group of America, Incorporated

March 3, 2026

f.	a copy of a Certificate of Good Standing with respect to the Company issued by the Secretary of State of the State of Missouri on February 18, 2026 (the “Good Standing Certificate”); and

g.

a copy of (i) the resolutions adopted by the Board of Directors of the Company at a meeting held on January 29, 2026, (ii) the resolutions adopted by the Board of Directors of the Company at a meeting held on July 19, 2012, and (iii) the resolutions adopted by the Finance, Investment & Risk Management Committee of the Board of Directors of the Company at a meeting held on August 13, 2012, each as certified by the Executive Vice President, Controller of the Company of the Company pursuant to the Officer’s Certificate as being true, complete, and correct as of the date hereof and as remaining in full force and effect and having not been rescinded, modified, or supplemented as of the date hereof (collectively, the “Authorizing Resolutions”).

We have also examined and relied without independent investigation on our part as to matters of fact upon such corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, the representations and warranties set forth in the Underwriting Agreement, and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission.

In connection herewith, we have assumed that all of the documents referred to in this opinion letter (i) have been duly authorized by all of the parties to such documents (other than the Company to the extent the subject of opinion paragraph 3 below), (ii) have been duly executed and delivered by all of the parties to such documents (other than the Company to the extent the subject of opinion paragraph 3 below), and (iii) constitute the valid, binding and enforceable obligations of, all of the parties to such documents. In addition, in connection herewith, we have assumed that all of the signatories to such documents (iv) have been duly authorized (other than the Company to the extent the subject of opinion paragraph 3 below), (v) are duly organized, validly existing and in good standing (other than the Company to the extent the subject of opinion paragraph 1 below), and (vi) have the power and authority (corporate or other) to execute, deliver and perform such documents (other than the Company to the extent the subject of opinion paragraph 2 below). Moreover, in connection herewith, we have assumed that the Trustee is in compliance, generally and with respect to acting as Trustee under the Indenture, with all applicable legal requirements. In connection herewith, we have also assumed that the execution and delivery by the Company of the Indenture and the Securities and the performance by the Company of its obligations thereunder (vii) do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject, (viii) do not and will not contravene any order or decree of any governmental authority to which the Company or its properties is subject, and (ix) do not and will not require the consent, approval, licensing or authorization of, or filing, record or registration with, any governmental authority under any legal requirement.

Based upon and relying on the foregoing and the Officer’s Certificate as to factual matters contemplated thereunder (and further subject to any statement below that an opinion is based solely on a referenced document) and subject to the qualifications, assumptions and limitations hereinbefore and hereinafter set forth, as of the date hereof, we are of the opinion that:

1. Based solely on the Articles, the Good Standing Certificate and the Officer’s Certificate, the Company is duly incorporated and is validly existing as a corporation under the laws of the State of Missouri and is in good standing with the Secretary of State of the State of Missouri.

ARMSTRONG TEASDALE LLP

Reinsurance Group of America, Incorporated

March 3, 2026

2. Based solely on the Organizational Documents, the Officer’s Certificate and the Authorizing Resolutions, the Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and to consummate the transactions contemplated thereby, including, without limitation, the corporate power and authority to issue, sell and deliver the Securities as provided therein.

3. Based solely on the Organizational Documents, the Authorizing Resolutions and the Officer’s Certificate, the Securities and the Supplemental Indenture have been duly executed and delivered by the Company and have been duly authorized by all requisite corporate action on the part of the Company.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(A) We assume, if and to the extent relevant to our opinions, that, and our opinions do not address whether, any agreement, document, or instrument, the terms thereof, or any party’s (including the Company’s) obligations thereunder are legal, valid, binding, and/or enforceable.

(B) We express no opinion as to any party other than the Company.

(C) Our opinions are limited to the laws of the State of Missouri, and we express no opinion with respect to the laws of any other jurisdiction or as to any matters of county, municipal, city, township, or other local laws or the laws of any local agencies within any state (including, without limitation, the State of Missouri). We express no opinion as to any provisions purporting to indicate the state in which a document was executed. Our opinions do not relate to any statutes, rules, or regulations of the State of Missouri other than the Missouri statutes, rules and regulations that, in our experience, are normally applicable to transactions of the type referred to in the Shelf Registration Statement and to corporations doing business in the State of Missouri similar to that of the Company. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Missouri, we do not express any opinion on such matter. The opinions expressed herein are subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

(D) We express no opinion as to whether the Company’s directors or officers have complied with their fiduciary duties in connection with their approval of the Indenture and the transactions contemplated thereby.

(E) We express no opinion regarding any certificate, document, or agreement necessary to complete the transactions contemplated by the Registration Statement, whether or not incorporated by reference therein or attached thereto.

(F) We do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any document or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates.

(G) We express no opinion as to any financial matters or the financial condition of the Company or any other party. We express no opinion as to the effect of or compliance with any federal or state securities laws and “Blue Sky” laws.

ARMSTRONG TEASDALE LLP

Reinsurance Group of America, Incorporated

March 3, 2026

The opinions expressed herein are given only as of the date of this opinion letter. We do not assume responsibility for updating this opinion letter as of any date subsequent to the date of this opinion letter, and assume no responsibility for advising you of (i) any changes with respect to any matters described in this opinion letter or (ii) the discovery subsequent to the date of this opinion letter of factual information not previously known to us pertaining to the events occurring prior to the date of this opinion letter.

Our advice on each legal issue addressed in this opinion letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this opinion letter is not intended to guarantee the transactions contemplated in the Indentures or the outcome of any legal dispute which may arise in the future.

Our opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the use of the name of our firm under the caption “Legal matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Armstrong Teasdale LLP Armstrong Teasdale LLP

ARMSTRONG TEASDALE LLP